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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 8, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On December 9, 2005, Big Sky Energy Corporation (the “Company”) became aware of an accounting error that has been made in the historical financial statements in relation to the recording of the value of stock compensation given to two executive officers in March 2005 and determined that its interim financial statements for the periods ended March 31, 2005 and June 30, 2005, should not be relied upon.

On March 9, 2005, the Company issued a total of 750,000 shares of its common stock to its Chief Executive Officer (500,000 shares) and Chief Financial Officer (250,000 shares). Such shares were issued as compensation for unpaid salary due such officers. The shares were initially valued at $0.50 per share, for a total cost of $375,000. However, at the time of the grant, the Company’s stock traded on the OTC/BB at $1.10 per share.

To provide investors with timely information, the Company’s management and the Audit Committee determined on December 8, 2005, that the correct accounting of such issuance would have been to value the shares at $1.10 per share, or $825,000. This error resulted in an understatement of the Company’s net loss for the period ended March 31, 2005 in the amount of $450,000. The error also resulted in an understatement of Additional Paid-In Capital and Deficit Accumulated During the Development Stage in the amount of $450,000. The Company’s financial statements will be amended and restated and filed in amendments to the Company’s Forms 10-QSB for the periods ended March 31, 2005 and June 30, 2005. The correct amounts were recorded in the Company’s Form 10-QSB for the nine-month period ended September 30, 2005, which was filed with the Securities and Exchange Commission on December 8, 2005.

The Company’s management, who are also members of the Company's Board of Directors, discussed the matter disclosed above in this Form 8-K with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: December 14, 2005

BIG SKY ENERGY CORPORATION

By: /s/ S.A. Sehsuvaroglu

Name:  S.A. Sehsuvaroglu

Title:    Chief Executive Officer and Director